Exhibit 10.2

ESOP NOTE

$105,000,000	September 11, 2006
St. Paul, Minnesota

FOR VALUE RECEIVED, PATTERSON COMPANIES, INC. EMPLOYEE STOCK OWNERSHIP TRUST, a qualified tax-exempt retirement plan trust (the “Trust”), promises to pay to the order of PATTERSON COMPANIES, INC. (the “Company”), at any place designated at any time by the Company, in lawful money of the United States of America and in immediately available funds, the sum of One Hundred Five Million Dollars ($105,000,000), together with interest on the unpaid principal balance from the date hereof until paid in full (and to the compounding of such interest), at the rate, in the manner and subject to the terms and conditions specified in the ESOP Loan Agreement dated September 11, 2006 between the Trust and the Company, as such agreement may be amended from time to time (the “Loan Agreement”).

This ESOP Note shall be payable in full on September 10, 2026 whereupon the entire outstanding principal balance plus accrued interest shall be due and payable in full.

This ESOP Note is issued pursuant to, and subject to the Loan Agreement, which, among other things, provides for acceleration of the maturity hereof upon the occurrence of an Event of Default (as defined in the Loan Agreement) and for mandatory prepayment hereof.

This ESOP Note may be prepaid in whole or in part at any time without penalty or premium. All payments on this ESOP Note shall be applied in accordance with the provisions of the Loan Agreement.

This ESOP Note shall be governed by and construed in accordance with the laws of the State of Minnesota, except to the extent preempted by federal law governing “exempt loans” involving an “employee stock ownership plan” as those terms are defined in the Internal Revenue Code, as amended and the Employee Retirement Income Security Act of 1974, as amended.

PATTERSON COMPANIES, INC.
EMPLOYEE STOCK OWNERSHIP TRUST

By:
Name:
Its: